As filed with the Securities and Exchange Commission on September 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BSQUARE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1650880
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1415 Western Ave, Suite 700,

Seattle, WA 98101

(Address of Principal Executive Offices)

BSQUARE CORPORATION 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Ralph C. Derrickson

President and Chief Executive Officer

1415 Western Ave, Suite 700,

Seattle, WA, 98101

(425) 519-5900

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Andrew Ledbetter

DLA Piper LLP (US)

701 5th Ave Ste 7000

Seattle, WA 98104

(206) 839-4845

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value per share	1,200,000	$2.59	$3,108,000	$339.08

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the 2021 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act based upon the average of the high and low sales price of the common stock on September 3, 2021, as reported on the Nasdaq Global Market.

(3)

Pursuant to Rule 457(p) of the Securities Act of 1933, as amended, $339.08 of the remaining unutilized fees that were previously paid in respect of securities that were previously registered pursuant to Registration No. 333-219799, declared effective on August 8, 2017, and not issued or sold thereunder is being carried forward and has been applied against the entirety of the registration fee due for this offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, BSQUARE Corporation is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC (all File No. 000-27687):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021;

(b)

Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 13, 2021, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 12, 2021;

(c)	Current Reports on Form 8-K, filed with the SEC on January 15, 2021, March 18, 2021, April 2, 2021, May 13, 2021, June 16, 2021 as amended on June 30, 2021, June 30, 2021, and July 7, 2021; and

(d)

The description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on October 15, 1999, including any amendments or reports for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

RCW 23B.08.320 permits a Washington corporation to, through its articles of corporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for the following:

■	acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director;

■	conduct violating RCW 23B.08.310 relating to unlawful distributions;

■	any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled; and

■	any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective.

RCW 23B.08.510 authorizes a Washington corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

■	the individual acted in good faith;

■

the individual reasonably believed (a) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests and (b) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

■	in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Notwithstanding the foregoing, a Washington corporation may not indemnify a director under RCW 23B.08.510 in connection with (a) a proceeding by or on behalf of the corporation in which the director was adjudged liable to the corporation or (b) any other proceeding charging improper personal benefit to the director, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Additionally, where a proceeding is by or on behalf of the corporation, the indemnification permitted under RCW 23B.08.510 is limited to reasonable expenses incurred in connection with the proceeding.

RCW 23B.08.520 mandates a Washington corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, unless such indemnification is limited in the corporation’s articles of incorporation. Our amended and restated articles of incorporation do not contain any such limitation.

RCW 23B.08.540 permits court-ordered indemnification, unless a corporation’s articles of incorporation provide otherwise. Pursuant to this provision, in the absence of a contrary provision in a corporation’s articles of incorporation, a director who is a party to a proceeding may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction, and such court may order indemnification or advance of expenses if it makes certain determinations.

Under RCW 23B.08.570, unless a corporation’s articles of incorporation provide otherwise, an officer of a Washington corporation who is not a director is also entitled to mandatory indemnification under RCW 23B.08.520 and court-ordered indemnification under RCW 23B.08.540, each of which sections are summarized above, to the same extent as a director. Further, a Washington corporation may indemnify an officer, employee or agent of the corporation under RCW 23B.08.510, to the same extent as a director.

RCW 23B.08.580 permits a corporation to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the corporation, or who while a director, officer, employee or agent of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify such individual against the same liability under RCW 23B.08.510 and 23B.08.520.

From time to time, we have entered into indemnification agreements with our officers and/or directors. These indemnification agreements provide such officers and directors with indemnification to the maximum extent permitted by the Washington Business Corporation Act.

We may also purchase and maintain liability insurance on behalf of our directors, officers, employees, and agents. We currently maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions.

Any underwriting agreement that we may enter into will likely provide for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, against certain liabilities, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Filed or Furnished
Number	Description	Herewith	Form	Filing Date	Exhibit	File No.
4.1	Amended and Restated Articles of Incorporation		S-1	8/17/1999	3.1	333-85351
4.1(a)	Articles of Amendment to Amended and Restated Articles of Incorporation		10-Q	8/7/2000	3.1	000-27687
4.1(b)	Articles of Amendment to Amended and Restated Articles of Incorporation		8-K	10/11/2005	3.1	000-27687
4.2	Amended and Restated Bylaws		8-K	8/10/2020	3.2	000-27687
5.1	Opinion of DLA Piper LLP (US)	X
23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm	X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X
24.1	Power of Attorney (included on the signature page of this Registration Statement)	X
99.1#	BSQUARE Corporation 2021 Equity Incentive Plan	X
99.2#	Form of Option Agreement under the 2021 Equity Incentive Plan	X
99.3#	Form of Restricted Stock Unit Agreement under the 2021 Equity Incentive Plan	X
99.4#	Form of Performance Stock Unit Agreement under the 2021 Equity Incentive Plan	X

#         Indicates management contract or compensatory plan.

Item 9. Undertakings.

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington on September 9, 2021.

Bsquare Corporation

By:	/s/ Ralph C. Derrickson
Ralph C. Derrickson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph C. Derrickson and Christopher Wheaton, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all Amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ralph C. Derrickson	President and Chief Executive Officer and	September 9, 2021
Ralph C. Derrickson	Director (Principal Executive Officer)

/s/ Christopher Wheaton	Chief Financial Officer, Chief Operating	September 9, 2021
Christopher Wheaton	Officer, Secretary and Treasurer

/s/ Robert J. Chamberlain	Director	September 9, 2021
Robert J. Chamberlain

/s/ Ryan Vardeman	Director	September 9, 2021
Ryan Vardeman

/s/ Davin W. Cushman	Director	September 9, 2021
Davin W. Cushman

/s/ Mary Jesse	Director	September 9, 2021
Mary Jesse